Felice R. Foundos Partner	111 West Monroe Street Chicago, Illinois 60603

T 312.845.3000 F 312.701.2361 foundos@chapman.com

November 23, 2020

Wasatch Funds Trust 505 Wakara Way 3rd Floor Salt Lake City, Utah 84108

Re:	Wasatch Funds Trust

Ladies/Gentlemen:

We have served as counsel for the Wasatch Funds Trust (the “Trust”), which proposes to offer and sell Investor Class shares and Institutional Class shares of beneficial interest, $.01 par value per share, of a new series, the Wasatch Greater China Fund (the “Fund” and the shares of the Fund are the “Shares”), in the manner and on the terms set forth in the Trust’s Post-Effective Amendment No. 113 and Amendment No. 115 to its Registration Statement on Form N-1A to be filed on or about November 23, 2020, (the “Amendment”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, respectively.

In connection therewith, we have examined such pertinent records and documents and matters of law as we have deemed necessary in order to enable us to express the opinion hereinafter set forth, including the opinion of Morgan, Lewis & Bockius LLP issued to the Trust and Trust’s counsel upon which we have relied as they relate to the laws of the Commonwealth of Massachusetts, resolutions adopted by the Board of Trustees at a meeting held on August 17-19, 2020 (the “Resolutions”) and the Trust’s Amended and Restated Designation of Series of Shares as filed with the office of the Secretary of the Commonwealth of Massachusetts on November 13, 2020 and the Amended and Restated Designation of Classes of Shares as filed with the office of the Secretary of the Commonwealth of Massachusetts on November 13, 2020 (collectively, the “Designations”).

Based upon the foregoing, we are of the opinion that:

The Shares of the Trust may be legally and validly issued from time to time in accordance with the Trust’s Declaration of Trust dated November 6, 2009, as amended on December 30, 2009, the Trust’s By-Laws, the Designations and subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, applicable state laws regulating the sale of securities, the Resolutions and the receipt by the Trust

Wasatch Funds Trust

November 23, 2020

of a purchase price of not less than the net asset value per Share, and such Shares, when so issued and sold, will be validly issued, fully paid and non-assessable, except that shareholders of the Trust may under certain circumstances be held personally liable for its obligations.

We hereby consent to the filing of this opinion as an exhibit to the Amendment (File No. 33-10451) relating to the Shares referred to above, to the use of our name and to the reference to our firm in said Amendment.

Respectfully submitted,

/s/ Chapman and Cutler LLP

CHAPMAN AND CUTLER LLP